THE HARTFORD
FORM OF RESTRICTED STOCK AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

Notice of Award	[DATE]

[NAME]	THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Effective this date, you have been granted a restricted stock award as summarized below:
The Hartford Financial Services Group, Inc. (“The Hartford”) Restricted Stock Award
(Under The Hartford 2014 Incentive Stock Plan (“the Plan”))
[XXX] Shares of The Hartford Common Stock
This award of restricted stock is subject to the period of restriction as indicated below during which you may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the shares awarded. While your shares are so restricted, you will enjoy the benefits of share ownership including dividend payments and voting rights.
Your shares will vest provided you actively and continuously serve as a director of The Hartford until the end of the restriction period (unless otherwise provided by the Plan). Your shares may vest before the end of the restriction period in certain circumstances described in the Plan. Vested shares will be deposited into your individual [brokerage account]. However, resignation from the Board will result in a forfeiture of all shares not vested at the time of such resignation if so determined by the Compensation and Management Development Committee of The Hartford Board of Directors.
For further details regarding your award, refer to the Prospectus attached hereto as Attachment A, which includes a copy of the Plan as well as a brief summary of the Federal tax consequences of your award. Attachment B is the Administrative Rules for the Plan.
[One or more beneficiaries for your shares may be designated on the Beneficiary Designation Form attached hereto as Attachment C. Should you wish to designate or change a beneficiary for your shares, the Beneficiary Designation Form must be returned to me at The Hartford, One Hartford Plaza, HO-1-01, Hartford, CT 06155. If the form is not returned and you die during the restriction period, your shares transferable to a designated beneficiary will be transferred to your spouse (or, if no spouse, your estate), except to the extent that you previously filed a Beneficiary Designation Form applicable to your unvested restricted stock awards. Unless revoked, your Beneficiary Designation Form will apply to all unvested shares previously granted under the Plan and any shares that may be awarded to you in the future. Please note that once the restriction period ends and your shares are transferred to your individual brokerage account, the beneficiary designation for your individual brokerage account, and not the Beneficiary Designation Form, applies.]

RESTRICTED SHARES : [XXX]
RESTRICTION PERIOD :
[DATE] through the earlier of (i) the last day of the 20[XX] – 20[XX] Board service year (the period between dates of Annual Meetings of Stockholders) during which you were elected or (ii) the first anniversary of the award grant date.

Your restricted stock award is subject to the terms and conditions set forth in this notice, the Plan, and the administrative rules, procedures and interpretations adopted pursuant to the Plan, and such amendments as may be made to each of the foregoing from time to time. The foregoing documents, including any amendments, collectively constitute your restricted stock award agreement with The Hartford for purposes of the award referred to herein.

Martha Gervasi
Executive Vice President, Human Resources
The Hartford Financial Services Group, Inc.